Exhibit 99.7

To the Limited Partners of

Principle Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
Director
Ceres Managed Futures LLC
General Partner,
Principle Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Principle Master Fund L.P.:

We have audited the accompanying statement of financial condition (liquidation basis) of Principle Master Fund L.P. (the “Partnership”), as of July 31, 2014 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2014 to July 31, 2014 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2013, and the related statements of income and expenses and changes in partners’ capital for the period from March 1, 2013 (commencement of trading operations) to December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on July 31, 2014. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of Principle Master Fund L.P. as of July 31, 2014 (termination of operations), (2) the results of its operations (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2014 to July 31, 2014 (termination of operations), (3) its financial position as of December 31, 2013, and (4) the results of its operations and changes in partners’ capital for the period from March 1, 2013 (commencement of trading operations) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

October 29, 2014

Principle Master Fund L.P.

Statements of Financial Condition

July 31, 2014 (termination of operations) (liquidation basis) and December 31, 2013

	July 31, 2014*	December 31, 2013
Assets:
Equity in trading account:
Cash (Note 3c)	$12,209,480	$14,396,827
Cash margin (Note 3c)	—	398,432
Net unrealized appreciation on open futures contracts	—	3,633,780
Options purchased, at fair value (cost $1,032,770 at December 31, 2013)	—	523,120

Total assets	$12,209,480	$18,952,159

Liabilities and Partners' Capital:
Liabilities:
Options premium received, at fair value (premium $568,310 at December 31, 2013)	$—	$329,580
Accrued expenses:
Professional fees	41,392	19,895
Clearing fees due to MS & Co.	2,441	3,866
Liquidation redemptions payable	12,165,647	—

Total liabilities	12,209,480	353,341

Partners' Capital:
General Partner	—	—
Limited Partners	—	18,598,818

Total liabilities and partners' capital	$12,209,480	$18,952,159

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

Principle Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy
Henry Hub Natural Gas Mar 14-Jun 14	1,537	$3,561,390	19.15%

Total futures contracts purchased		3,561,390	19.15

Futures Contracts Sold
Energy	1,541	72,390	0.39

Total futures contracts sold		72,390	0.39

Options Purchased
Call
Energy	551	391,640	2.10
Put
Energy	257	131,480	0.71

Total options purchased		523,120	2.81

Options Premium Received
Call
Energy	297	(155,940)	(0.84)
Put
Energy	782	(173,640)	(0.93)

Total options premium received		(329,580)	(1.77)

Net fair value		$3,827,320	20.58%

See accompanying notes to financial statements.

Principle Master Fund L.P.

Statements of Income and Expenses

for the period January 1, 2014 to July 31, 2014 (termination of operations) (liquidation basis) and for the period March 1, 2013 (commencement of trading operations) to December 31, 2013

	2014*	2013
Investment Income:
Interest income	$2,258	$3,920

Expenses:
Clearing fees	85,947	161,089
Professional fees	101,307	62,100

Total expenses	187,254	223,189

Net investment income (loss)	(184,996)	(219,269)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	114,702	(3,697,727)
Change in net unrealized gains (losses) on open contracts	(3,362,860)	3,362,860

Total trading results	(3,248,158)	(334,867)

Net income (loss)	$(3,433,154)	$(554,136)

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

Principle Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2014 to July 31, 2014 (termination of operations)

(liquidation basis) and for the period March 1, 2013 (commencement of trading operations)

to December 31, 2013

Partners’ Capital
Initial capital contributions from Limited Partners at March 1, 2013	$6,503,661
Net income (loss)	(554,136)
Subscriptions	13,291,936
Redemptions	(638,723)
Distribution of interest income to feeder fund	(3,920)

Partners’ Capital at December 31, 2013	$18,598,818
Net income (loss)	(3,433,154)
Subscriptions	4,100,273
Redemptions	(19,263,679)
Distribution of interest income to feeder fund	(2,258)

Partners’ Capital at July 31, 2014*	$—

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

1.	Partnership Organization:

Principle Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware on March 1, 2013, to engage in the speculative trading of a portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. The Master exclusively traded in the energy sector. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on July 31, 2014. As a result, the Master changed the basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings.

During the periods included in this report, the Master’s commodity brokers were Morgan Stanley & Co. LLC (“MS&Co.”) and Citigroup Global Markets Inc. (“CGM”).

On March 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA” or the “Feeder”), allocated a portion of its capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $6,503,661. The Master was formed to permit commodity pools managed by Principle Capital Management, LLC (the “Advisor”) using the Principle Commodity Futures Program, a proprietary, discretionary trading program, to invest together in one trading vehicle.

Prior to its termination on July 31, 2014. Emerging CTA owned approximately 100% of the Master. At December 31, 2013, Emerging CTA owned approximately 100% of the Master.

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) or with the liquidation basis requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, whether market or fair values, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to shareholders for the period January 1, 2014 to July 31, 2014.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

commodity interests were recorded on trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Net realized gains or losses were included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities were actively traded.

The Master considered prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of July 31, 2014, and for the period January 1, 2014 through July 31, 2014 and for the period March 1, 2013 (commencement of operations) through December 31, 2013, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the period January 1, 2014 through July 31, 2014 and during the period March 1, 2013 (commencement of operations) through December 31, 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$4,666,520	$4,666,520	$—	$—
Options purchased	523,120	523,120	—	—

Total Assets	$5,189,640	$5,189,640	$—	$—

Liabilities
Futures	$1,032,740	$1,032,740	$—	$—
Options premium received	329,580	329,580	—	—

Total Assets	$1,362,320	$1,362,320	$—	$—

Net fair value	$3,827,320	$3,827,320	$—	$—

d.	Futures Contracts. The Master traded futures contracts and exchange-cleared swaps. Exchange-cleared swaps are swaps that are traded as futures. A futures contract is a firm

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) were made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Options. The Master was permitted to purchase and write (sell), both exchange-listed and over-the-counter, options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master wrote an option, the premium received was recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchased an option, the premium paid was recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts were included in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated to the Feeder at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 tax year remains subject to examination by U.S. federal and most state tax authorities. The 2014 tax return, once filed will be subject to examination for three years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.

Investment Company Status.    Effective January 1, 2014, the Master adopted, ASU 2013-08 “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

ASU did not have a material impact on the Master’s financial statements. Based on management’s assessment, the Master has been deemed to be an investment company since inception. It has all of the fundamental characteristics of an investment company. Although, the Master does not possess all of the typical characteristics of an investment company, its activities were consistent with those of an investment company.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that, other than that referenced in Note 8 to the financial statements, there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or CGM/MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Feeder. The Management Agreement was in effect until July 31, 2014.

c.	Customer Agreement:

Prior to and during part of third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Partnership entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, service, clearing, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co. clearing fees” and together with the CGM clearing fees, the “clearing fees”) were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. All of the Master’s assets were deposited in the Master’s account at MS&Co. The Master’s cash was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At July 31, 2014 and December 31, 2013, the amount of cash held by the Master for margin requirements was $0 and $398,432, respectively.

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement and the CGM Customer Agreement each gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet”, were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the period January 1, 2014 to July 31, 2014 was 555. The monthly average number of futures contracts traded during the period ended December 31, 2013, was 2,093. The monthly average number of options contracts traded during the period January 1, 2014 to July 31, 2014 was 920. The monthly average number of options contracts traded during the period ended December 31, 2013, was 652.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

The following table summarizes the valuation of the Master’s investments as of December 31, 2013.

	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Amounts Presented in the Statement of Financial Condition	Gross Amounts not Offset in the Statement of Financial Condition
December 31, 2013				Financial Instruments	Cash Collateral Received	Net Amount
Assets
Futures	$4,666,520	$(1,032,740)	$3,633,780	$—	$—	$3,633,780
Options purchased	523,120	—	523,120	(329,580)	—	193,540

Total Assets	5,189,640	(1,032,740)	4,156,900	(329,580)	—	3,827,320

Liabilities
Futures	$(1,032,740)	$1,032,740	$—	$—	$—	$—
Options premium received	(329,580)	—	(329,580)	329,580	—	—

Total Liabilities	(1,362,320)	1,032,740	(329,580)	329,580	—	—

Net fair value						$3,827,320

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

The following table indicates the gross fair values of derivative instruments of futures and options contracts as separate assets and liabilities as of December 31, 2013.

	December 31, 2013
Assets
Futures Contracts
Energy	$4,666,520

Total unrealized appreciation on open futures contracts	$4,666,520

Liabilities
Futures Contracts
Energy	(1,032,740)

Total unrealized depreciation on open futures contracts	(1,032,740)

Net unrealized appreciation on open futures contracts	$3,633,780	*

Assets
Options Purchased
Energy	$523,120

Total options purchased	$523,120	**

Liabilities
Options Premium Received
Energy	$(329,580)

Total options premium received	$(329,580	)***

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Options purchased, at fair value” on the Statements of Financial Condition.

***	This amount is included in “Options premium received, at fair value” on the Statements of Financial Condition.

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2014 to July 31, 2014 and for the period ended December 31, 2013.

Sector	2014		2013
Energy	$(3,248,158)		$(334,867)

Total	$(3,248,158	)****	$(334,867	)****

****	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors and they became limited partners on the first day of the month after their subscription was processed. A limited partner had the right to withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any day (“Redemption Date”) after a request for redemption had been made to the General Partner at least 3 days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master.

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

6.	Financial Highlights:

Ratios to average net assets for the period from January 1, 2014 to July 31, 2014 and for the period from March 1, 2013 (commencement of trading operations) to December 31, 2013 were as follows:

	2014		2013
Ratios to average net assets:
Net investment income (loss)*	(2.0	)%**	(1.8	)%**

Operating expenses	2.0	%**	1.8	%**

Total return	(19.9)%		(3.8)%

*	Interest income less total expenses.

**	Annualized.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments included forwards, futures, options and swaps whose values were based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, swaps and option contracts. Certain swap contracts may have also been traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risks during the reporting period, as CGM and/or MS&Co. or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through CGM or MS&Co., the Master’s counterparty was an exchange or clearing organization.

Principle Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

July 31, 2014

The Advisor concentrated the Master’s trading in energy related markets. Concentration in a limited number of commodity interests may have subjected the Master’s account to greater volatility than if a more diversified portfolio of contracts were traded on behalf of the Master.

As both a buyer and seller of options, the Master paid or received a premium at the outset and then bore the risk of unfavorable changes in the price of the contract underlying the option. Written options exposed the Master to potentially unlimited liability; for purchased options the risk of loss was limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master did not consider these contracts to be guarantees.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forwards and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.	Liquidation of the Master:

Distribution of the Master’s capital to the Feeder was made on August 5, August 18 and August 27, 2014.